Exhibit 2.1

COMMON STOCK PURCHASE AGREEMENT

COMMON STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of December 15, 2014, by and between SemiLEDs Corporation, a Delaware corporation (the “Company”), and Xiaoqing Han, an individual (the “Investor”).

A.                                    The Company wishes to sell to the Investor, and the Investor wishes to purchase, on the terms and subject to the conditions set forth in this Agreement, common stock, $0.0000056 par value per share, of the Company (the “Common Shares”).  The aggregate number of Common Shares purchased and sold pursuant to this Agreement shall be 5,016,087 Common Shares and shall collectively be referred to herein as the “Securities”.

B.                                    The sale of the Securities by the Company to the Investor will be effected in reliance upon the exemption from securities registration afforded by Section 4(a)(2) under the Securities Act.

In consideration of the mutual promises made herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Investor hereby agree as follows:

1.                                      PURCHASE AND SALE OF THE SECURITIES.

1.1                               Closing.  Upon the terms and subject to the satisfaction or waiver of the conditions set forth herein, the Company agrees to sell and the Investor agree to purchase the Securities for a purchase price of $1.00 per share (the “Per Share Price”).  The aggregate purchase price shall be determined by multiplying the Per Share Price by the total number of Common Shares being sold hereunder (the “Purchase Price”).  The date on which the closing of such purchase and sale occurs (the “Closing”) is hereinafter referred to as the “Closing Date” and will be on or before February 25, 2015.  The Closing will be deemed to occur at the offices of Orrick, Herrington & Sutcliffe, LLP, 405 Howard Street, San Francisco, California 94105, when (A) this Agreement has been executed and delivered by the Company and the Investor, (B) each of the conditions to the Closing described in Section 5 of this Agreement has been satisfied or waived as specified therein and (C) full payment of the Purchase Price has been made by the Investor to the Company by wire transfer of immediately available funds against physical delivery by the Company of duly executed certificates representing the Securities being purchased by the Investor, registered in the name and address of the Investor as is set forth on the signature page hereto.

1.2                               Certain Definitions.  When used herein, the following terms shall have the respective meanings indicated:

“Affiliate” means, as to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified Person.  For the purposes of this definition, “control” (including the terms “controlling” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Board of Directors” means the Company’s board of directors.

“Business Day” means any day other than a Saturday, a Sunday or a day on which The NASDAQ Global Market is closed or on which banks in The City of New York are required or authorized by law to be closed.

“Closing” has the meaning specified in Section 1.1 of this Agreement.

“Closing Date” has the meaning specified in Section 1.1 of this Agreement.

“Commission” means the Securities and Exchange Commission.

“Common Shares” has the meaning specified in the preamble to this Agreement.

“Governmental Authority” means any nation or government, any state, provincial or political subdivision thereof having jurisdiction over the Company and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including without limitation any stock exchange, securities market or self-regulatory organization.

“Law” means any applicable federal, state, local or foreign or provincial law, statute, code, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of or undertaking to or agreement with any Governmental Authority, including common law.

“Material Adverse Effect” means, with respect to any Person, any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects or occurrences (i) has or would be reasonably expected to have a material adverse effect on or with respect to the business, results of operation or financial condition of such Person and its Subsidiaries, if any, taken as a whole, or (ii) that prevents or materially delays or materially impairs the ability of such Person to consummate the transactions contemplated by this Agreement.

“Person” means any individual, corporation, trust, association, company, partnership, joint venture, limited liability company, joint stock company, Governmental Authority or other entity.

“Purchase Price” has the meaning specified in Section 1.1 of this Agreement.

“Rule 144” means Rule 144 under the Securities Act or any successor provision.

“SEC Reports” means (i) the Company’s Form 10-K for the fiscal year ended August 31, 2014 filed with the Securities and Exchange Commission on December 12, 2014, and (ii) each form, document, statement and report filed by the Company since December 12, 2014.

“Securities” has the meaning specified in the preamble to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended (or any successor act), and the rules and regulations thereunder (or respective successors thereto).

1.3                               Other Definitional Provisions.  All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined.  The words “hereof”, “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.

2.                                      REPRESENTATIONS AND WARRANTIES OF THE INVESTOR.

The Investor hereby represents and warrants to the Company and agrees with the Company, that, as of the date hereof:

2.1                               Enforceability.  The Investor has the requisite power and authority to purchase the Securities to be purchased by him hereunder and to execute, deliver and perform its obligations pursuant to this Agreement.  This Agreement constitutes, upon execution and delivery thereof, the Investor’s valid and legally binding obligation, enforceable in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors’ rights generally and (ii) general principles of equity.

2.2                               Investor Status.  At the time the Investor was offered the Securities, the Investor was and at the date hereof, is (i) an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act and (ii) not formed or organized with the specific purpose of making an investment in the Company.  The Investor’s financial condition is such that he is able to bear the risk of holding the Securities for an indefinite period of time and the risk of loss of his entire investment.  The Investor has such knowledge and experience in business and financial matters so as to enable it to understand the risks of and form an investment decision with respect to his investment in the Securities.

2.3                               Purchase Entirely for Own Account.  The Investor is acquiring the Securities for his own account and not with a view to, or for sale in connection with, any distribution of the Securities in violation of the Securities Act.  The Investor has no present agreement, undertaking, arrangement, obligation or commitment providing for the disposition of the Securities.

2.4                               Information.  The Investor acknowledges that he has been provided with information regarding the business, operations and financial condition of the Company and has, prior to the date hereof, been granted the opportunity to ask questions of and receive answers from representatives of the Company, its officers, directors, employees and agents concerning the Company in order for the Investor to make an informed decision with respect to his investment in the Securities.  The Investor has sought such accounting, legal and tax advice as he deems appropriate in connection with his proposed investment in the Securities.

2.5                               Securities Not Registered in the United States.  The Investor understands that the Securities have not been registered under the Securities Act, by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Securities Act, and that the Securities must continue to be held by the Investor until a subsequent disposition thereof is registered under the Securities Act, including pursuant to the Registration Statement, or is exempt from such registration.

2.6                               Reliance on Exemptions.  The Investor understands that the Securities are being offered and sold to him in reliance upon specific exemptions from the registration requirements of U.S. federal and state securities laws and that the Company is relying upon the truth and accuracy of the representations and warranties of the Investor set forth in this Section 2 in order to determine the availability of such exemptions and the eligibility of the Investor to acquire the Securities.

2.7                               Common Share Ownership.  The Investor’s investment in the Securities is not for the purpose of acquiring, directly or indirectly, control of, and they have no intent to acquire or exercise control of, the Company.

2.8                               Investor’s Financing.  At the Closing, the Investor will have all funds necessary to pay to the Company the Purchase Price for the Securities being purchased by the Investor hereby in immediately available funds.

2.9                               Brokers.  The Investor has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement whose fees the Company would be required to pay.

2.10                        No Governmental Review.  The Investor understands that no Governmental Authority has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

2.11                        No General Solicitation.  The Investor is not purchasing the Securities as a result of any advertisement, article, notice or other communication published in a newspaper or magazine or similar media or broadcast over television or radio, whether closed circuit, or generally available, or any seminar, meeting or other conference whose attendees were invited by any general solicitation or general advertising.

2.12                        Reliance on Information.  The Investor has, in connection with the Investor’s decision to purchase the Securities, not relied upon any representations or other information (whether oral or written) other than as set forth in the representations and warranties of the Company contained herein and in the SEC Reports, and the Investor has, with respect to all matters relating to this Agreement and the offer and sale of the Securities, relied solely upon the advice of the Investor’s own counsel and has not relied upon or consulted counsel of the Company.

3.                                      REPRESENTATIONS AND WARRANTIES OF THE COMPANY.  The Company hereby represents and warrants to the Investor and agrees with the Investor that, as of the date hereof:

3.1                               Organization, Good Standing and Qualification.  The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with all requisite power and authority to carry on its business as now conducted.  The Company is not in violation of its certificate of incorporation, by-laws or other equivalent organizational or governing documents, except where the violation would not, individually or in the aggregate, have a Material Adverse Effect.

3.2                               Authorization; Consents.  The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and to issue and sell the Securities to the Investor in accordance with the terms hereof.  All consents, approvals, orders and authorizations required on the part of the Company in connection with the execution, delivery or performance of this Agreement have been obtained or made, other than such consents, approvals, orders and authorizations the failure of which to make or obtain would not have a Material Adverse Effect.

3.3                               Enforcement.  This Agreement has been duly executed and delivered by the Company.  This Agreement constitutes the valid and legally binding obligation of the Company, enforceable against it in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or other similar laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) general principles of equity and (iii) with respect to the enforcement of any rights to indemnity and contribution, federal and state securities laws and principles of public policy.

3.4                               Capitalization.  The capitalization of the Company, including its authorized capital stock, the number of shares issued and outstanding, the number of shares issuable and reserved for issuance pursuant to the Company’s equity plans and agreements and the number of shares issuable and reserved for issuance pursuant to securities exercisable for, or convertible into or exchangeable for any Common Shares, is as set forth in the SEC Reports.  Other than as contemplated by this Agreement and as described in the SEC Reports, there are no options, warrants, calls, rights, commitments, preemptive rights, rights of first refusal or other agreements to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.  No preemptive right, co-sale right, right of first refusal or other similar right exists with respect to the Securities or the issuance and sale thereof.  No further approval or authorization of any stockholder, or the Board of Directors is required for the issuance and sale of the Securities.

3.5                               Due Authorization; Valid Issuance.  The Securities are duly authorized and, when issued in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable, free of pre-emptive or similar rights and free and clear of all liens, encumbrances and other restrictions (other than those arising under federal or state securities laws as a result of the private placement contemplated hereby).

3.6                               General Solicitation; No Integration.  Neither the Company nor any of its Affiliates, nor any person acting on its or their behalf, has engaged in a general solicitation or general advertising (within the meaning of Regulation D) of investors with respect to offers or sales of the Securities.

3.7                               Stockholder Consent.  No consent or approval of the stockholders of the Company is required or necessary for the Company to enter into this Agreement or to consummate the transactions contemplated hereby and thereby.

4.                                      OTHER AGREEMENTS OF THE PARTIES.

4.1                               Transfer Restrictions.

(a)                                 The Investor covenants that the Securities will only be disposed of pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with any applicable state securities laws.  In connection with any transfer of Securities other than pursuant to an effective registration statement or to the Company, the Company may require the transferor to provide to the Company an opinion of counsel selected by the transferor, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration under the Securities Act.

(b)                                 The Investor agrees to the imprinting, so long as is required by this Section 4.1(b), of a legend on any certificate evidencing Securities substantially to the following effect:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”).  THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE CORPORATION THAT SUCH SECURITIES MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT, (C) PURSUANT TO THE EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, (D) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE U.S. SECURITIES ACT, OR (E) IN COMPLIANCE WITH CERTAIN OTHER PROCEDURES SATISFACTORY TO THE CORPORATION, IN EACH CASE IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS.”

(c)                                  Notwithstanding the foregoing, the Investor covenants that until the second anniversary of the Closing Date, the Investor will not sell, transfer or otherwise dispose of the Securities.  Any sale, transfer or other disposition of the Securities in violation of this Section 4(c) shall be null and void.

5.                                      CONDITIONS TO CLOSING.

5.1                               Conditions to Investor’s Obligations at the Closing.  The Investor’s obligations to effect the Closing, including without limitation its obligation to purchase the Securities at Closing, are conditioned upon the fulfillment (or waiver by the Investor in its sole and absolute discretion) of each of the following events as of the Closing Date:

5.1.1                                                                     the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as if made on such date (except that to the extent that any such representation or warranty relates to a particular date, such representation or warranty shall be true and correct in all material respects as of that particular date);

5.1.2                                                                     the Company shall have delivered to the Investor a certificate, signed by the Chief Executive Officer of the Company or the Chief Financial Officer of the Company and dated as of the Closing Date, certifying that the conditions specified in Section 5.1.1 above have been fulfilled, it being understood that the Investor may rely on such certificate as though it were a representation and warranty of the Company made herein; and

5.1.3                                                                     the Company shall have delivered to the Investor a duly executed certificate representing the Securities being purchased by the Investor at the Closing.

5.2                               Conditions to Company’s Obligations at the Closing.  The Company’s obligations to effect the Closing with the Investor are conditioned upon the fulfillment (or waiver by the Company in its sole and absolute discretion) of each of the following events as of the Closing Date:

5.2.1                                                                     the representations and warranties of the Investor set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as if made on such date (except that to the extent that any such representation or warranty relates to a particular date, such representation or warranty shall be true and correct in all material respects as of that date); and

5.2.2                                                                     the Investor shall have tendered to the Company the Purchase Price for the Securities being purchased by it at the Closing by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth on Exhibit A hereto.

6.                                      MISCELLANEOUS.

6.1                               Termination.  This Agreement may be terminated by the Company or the Investor, by written notice to the other party, if the Closing has not been consummated by

[March 6, 2015]; provided that no such termination will affect the right of any party to sue for any breach by the other party.

6.2                               Liquidated Damages.

6.2.1                                                                     If (a) the Investor has completed its obligations under Section 5.1.1 and 5.1.2, and has tendered the Purchase Price as required in 5.2.2, and (b) the Company fails to complete the obligations set forth in Section 5.1 or otherwise fails to consummate the transaction by February 25, 2015, then upon receipt of written request from the Investor, the Company shall promptly pay to the Investor $3,000,000 in cash via wire transfer as liquidated damages.

6.2.2                                                                     If (a) the Company has completed its obligations under Section 5.2.1 and has tendered the Securities as required in 5.1.3, and (b) the Investor fails to complete the obligations set forth in Section 5.2 or otherwise fails to consummate the transaction by February 25, 2015, then upon receipt of written request from the Company, the Investor shall promptly pay to the Company $3,000,000 in cash via wire transfer as liquidated damages.

6.2.3                                                                     This Section 6.2 shall survive any termination or expiration of this Agreement.

6.3                               Survival; Severability.  The covenants and indemnities, agreements, representations and warranties made by the parties herein shall survive the Closing, provided, however, that the representations and warranties set forth or made by the Investor herein will terminate upon the final sale of the Securities.  In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that in such case the parties shall negotiate in good faith to replace such provision with a new provision which is not illegal, unenforceable or void, as long as such new provision does not materially change the economic benefits of this Agreement to the parties.

6.4                               Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.  Neither party may assign its rights or obligations under this Agreement without the written consent of the other party.

6.5                               Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Company and the Investor will be entitled to seek specific performance under this Common Stock Purchase Agreement.  The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation (other than in connection with any action for temporary restraining order) the defense that a remedy at law would be adequate.

6.6                               Governing Law; Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of Delaware for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  Each party hereby waives all rights to a trial by jury.

6.7                               Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  This Agreement may be executed and delivered by facsimile transmission.

6.8                               Headings.  The headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.9                               Notices.  Any notice, demand or request required or permitted to be given by the Company or any Investor pursuant to the terms of this Agreement shall be in writing and shall be deemed delivered (i) when delivered personally or by verifiable facsimile transmission, unless such delivery is made on a day that is not a Business Day, in which case such delivery will be deemed to be made on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to an overnight courier and (iii) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed as follows:

If to the Company:

SemiLEDs Corporation

3F, No. 11 Ke Jung Rd., Chu-Nan Site

Hsinchu Science Park, Chu-Nan 350

Miao-Li County, Taiwan, R.O.C.

Attn:  Trung Doan

Tel:  +886-37-586788

Fax: +886-37-582688

with a copy (which shall not constitute notice) to:

Thomas Tobiason, Esq. and Brett Cooper, Esq.

Orrick, Herrington & Sutcliffe LLP

The Orrick Building

405 Howard Street

San Francisco, California 94105

Tel:  (415) 773-5700

Fax:  (415) 773-5759

If to the Investor:

Xiaoqing Han

Room 1605, Real Estate Building

No. 25, Xiaoying Road

Beijing, China

Tel:  010-59046353

Fax:  010-59046351

with a copy (which shall not constitute notice) to:

[                ]

[                ]

[                ]

[                ]

Tel:  [                ]

Fax:  [                ]

6.10                        Fees and Expenses.  The Investor shall pay all expenses incurred incident to the negotiation, preparation, execution, delivery and performance of this Agreement, including reasonable fees and expenses of the Company’s legal advisers incurred on or prior to the Closing Date.  The Investor shall pay all stamp taxes and other taxes and duties levied in connection with the sale and issuance of his Securities.

6.11                        Entire Agreement; Amendments.  This Agreement constitutes the entire agreement between the parties with regard to the subject matter hereof, superseding all prior agreements or understandings, whether written or oral, between or among the parties.  Except as expressly provided herein, neither this Agreement nor any term hereof may be amended except pursuant to a written instrument executed by the Company and the Investor, and no provision hereof may be waived other than by a written instrument signed by the party against whom enforcement of any such waiver is sought.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the undersigned have duly executed this Securities Purchase Agreement as of the date first above written.

SEMILEDS CORPORATION

By:	/s/ TRUNG T. DOAN

	Name:	TRUNG T. DOAN

	Title:	Chairman and Chief Executive Officer

	Date:	December 18, 2014

XIAOQING HAN

/s/ XIAOQING HAN

Date:

December 17, 2014